Exhibit 1.2

                 CERTIFICATE OF INDEBTEDNESS PURCHASE AGREEMENT
     (For assistance in filling out this form, please see the reverse side)

To:  PIF/Cornerstone   Ministries  Investments,   Inc.,  6030  Bethelview  Road,
Suite 203, Cumming, Georgia 30040:

     Please issue one or more certificates of indebtedness of PIF/Cornerstone Ministries Investments, Inc. in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the Prospectus by which the certificates of indebtedness are offered.

Signature:
            -----------------------------------        -------------------------
                                                                  Date

Enclosed is payment for  $_______ for  purchase of the  following  certificates:
Access certificates  $_________ (minimum $100)
Graduated  certificates $________ (minimum $500)
9% certificates maturing [month], [day], [year], $_______ (minimum $500)

Register the certificates in the following name(s) and amount(s):

    Name(s)                                      Amount of certificates $
            ----------------------------                                 -------

As (check one):

    Individual _______                   Joint Tenants _____         Custodial (certificates owned by minors) _____

    Tenants in Common _____              Corporation ______             Trust _____             Other _____

For the person(s) who will be registered certificate owner(s):

    Mailing Address:
                      -------------------------------------------------------------------------

    City, State & Zip Code:
                             ------------------------------------------------------------------

    Telephone Number:          Business:  (   )                 Home:  (   )
                       ------------------------------------------------------------------------

    Social Security or Taxpayer ID Number:
                                              -------------------------------------------------

     (Please attach any special mailing instructions other than shown above)

                  NO SUBSCRIPTION IS EFFECTIVE UNTIL ACCEPTANCE

(You will be mailed a signed copy of this agreement to retain for your records.)

Subscription accepted by Cornerstone Ministries Investments, Inc. and its sales representative:


-----------------------------------------               ------------------------
John T. Ottinger, Vice President                                 Date

       How to Complete the Certificate of Indebtedness Purchase Agreement

How can I purchase a certificate of indebtedness? Personal check, bank check, or money orders are the only Acceptable forms of payment. No cash or credit cards accepted.

Who should sign it? The person who is making the decision to buy the certificate of indebtedness. This may be different from the persons in whose names the certificate is being registered.

Whose check can be used for payment? It should be either an account in the name of the person signing this purchase agreement or the name(s) in which the certificate of indebtedness is to be registered. We can not, for instance, accept a check on a corporate bank account, where the registered certificate of indebtedness owner is to be an individual--unless there is an accompanying certified corporate resolution authorizing the use of corporate funds for that purpose.

Can I buy a certificate of indebtedness for more than one person on the same form? Yes, you can either squeeze in the other names and amounts, or put "see attached" or "over" next to "Name(s)" on the form and put the names and amounts on another sheet or the back of the form.

How can I buy a certificate of indebtedness for a person who is under 18 years old? There are Uniform Gift to Minors Acts in the states. The "Custodial" box can be checked and the certificate of indebtedness can be registered in a form like: "Jane Doe, as custodian for Minor Doe, under UGMA." The effect is that Jane Doe can sell the certificate of indebtedness, receive dividends and otherwise manage the investment, until Minor Doe becomes 18. Then, Jane Doe can request a replacement certificate in Minor Doe's name. If you want some other legal arrangement, such as holding the certificate of indebtedness until the minor is older than 18, you would have to create a trust agreement, using a lawyer or a do-it-yourself guide. You would then check the "Trust" box and fill in the name something like: "Jane Doe, trustee for Minor Doe," or "Jane Doe, Trustee under Trust Agreement dated November 29, 1997."

Can I purchase a certificate of indebtedness for an IRA or other retirement account? If your trust agreement permits it--that's between the investors and their trustees. If your trust agreement does not permit it (many brokerage, mutual fund or bank trustees will not permit it), then you may choose to "roll over" or open a new account with another trustee. The check needs to be from the trustee. You would check "Trust" on the form and write in something like: "ABC Company, trustee for Jane Doe IRA."

Guide to registering investments

Joint Tenants: The certificate of indebtedness is jointly owned by two or more persons. If one person passes away, all of the certificate of indebtedness is transferred to the surviving partner(s).

Tenants In Common: The certificate of indebtedness is jointly owned by two or more persons. If one person passes away, half (or whatever fraction designated of the certificate of indebtedness) automatically goes to the deceased's estate and not to the surviving partner(s).

Trust: If you have an established Trust for yourself, Family or Children. Please be sure to include exact name of the Trust and the Trust's taxpayer ID number.

Custodial:  Usually   established  for  a  minor  to  maintain  control  of  the certificate until the minor becomes of legal age (18). Registration should read as follows: Jane Doe as Custodian for Minor Doe under UGMA. Make sure to list the minor's social security number, not yours.

Other: 1) Partnership - Make sure to list Tax ID # 2) IRA (Keogh, SEP or other retirement plan): Make sure your trust agreement allows for investments of this kind, check with your plan administrator. If not, you can establish a new IRA. Registration for all IRA's should read as follows: [(Trustee or name of Plan) as Trustee for Jane Smith IRA Account # _________]